Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No.333-224141) and Form S-8 (File No.333-226464) of our report dated August 13, 2020 relating to the consolidated balance sheets of iFresh, Inc. and subsidiaries (collectively, the “Company”) as of March 31, 2020 and 2019, and the related consolidated statements of operations, statements of shareholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended March 31, 2020, and the related notes, which appears in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020.

/s/ Friedman LLP

New York, New York

August 13, 2020